TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

CERTIFICATE OF INCORPORATION
(SECTION 7)

The REGISTRAR of CORPORATE AFFAIRS, of the British Virgin Islands HEREBY CERTIFIES, that pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of incorporation having been complied with,

DLT INTERNATIONAL LIMITED

BVI COMPANY NUMBER: 1576007

is incorporated in the BRITISH VIRGIN ISLANDS as a BVI BUSINESS COMPANY, this 18th day of March, 2010.

For and on behalf of
DLT INTERNATIONAL LIMITED

Authorised Signature(s)

for REGISTRAR OF CORPORATE AFFAIRS
18th day of March, 2010